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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: March 21, 2001
                (Date of Earliest Event Reported: March 21, 2001)

                         Commission File Number 1-11680

                            -------------------------

                          EL PASO ENERGY PARTNERS, L.P.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                      76-0396023
  (State of Other Jurisdiction)                         (I.R.S. Employer
of Incorporation or Ogranization)                       Identification No.)


                                El Paso Building
                              1001 Louisiana Street
                              Houston, Texas 77002
                    (Address of Principal Executive Offices)
                                   (Zip Code)

       Registrant's Telephone Number, Including Area Code: (713) 420-2131






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Item 5.  Other Events


         The purpose of this filing is to include the effect of our storage and fractionation businesses into our current risk factors discussion.


                                  RISK FACTORS

         THE FRACTIONATION BUSINESS IS CYCLICAL.

         A producer will process and fractionate its hydrocarbon production only if it is profitable to do so. In many cases, processing and fractionating is profitable only when the producer can receive more net proceeds by physically separating and selling the natural gas liquid components contained in the raw natural gas stream than it would receive by merely selling the raw natural gas stream. The spread between the prices for natural gas and natural gas liquids is greatest when the demand for natural gas liquids increases, which often occurs in the winter. If, and when, this spread becomes too narrow to justify the costs, producers will choose to sell the raw natural gas stream rather than process and fractionate, and our fractionation facilities will be underutilized. During the three calendar years ending December 31, 2000, the average annual utilization rate of our fractionation facilities was approximately 90%.

         OUR FRACTIONATION FACILITIES ARE DEDICATED TO A SINGLE CUSTOMER, WHICH IS AN AFFILIATE OF OUR GENERAL PARTNER, FOR A TWENTY-YEAR PERIOD.

         In connection with our acquisition of our fractionation facilities from an affiliate of our general partner, we entered into a twenty-year transportation and fractionation agreement with El Paso NGL Marketing, L.P., which is another affiliate of our general partner. In that agreement, El Paso Marketing has agreed to deliver all of the NGLs derived from processing operations at seven natural gas processing plants in south Texas owned by affiliates of El Paso NGL Marketing to our south Texas NGL gathering and fractionation facilities, and we have dedicated 100% of the capacity of our facilities to El Paso NGL Marketing. For each gallon of NGLs we fractionate, we receive a fee of which approximately 25% is escalated using an inflation index. Our operations are likely to be materially adversely affected if this agreement is terminated or if our utilization rate is too low.

         NATURAL GAS PRICE STABILITY COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM OUR STORAGE ASSETS.

         Prices for natural gas have historically been seasonal and volatile, which has enhanced demand for our storage services. The storage business has benefited from large price swings and peaking resulting from seasonal price sensitivity through increased withdrawal charges and demand for non-storage hub services. You cannot be certain that the market for natural gas will continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased storage capacity throughout the pipeline grid, increased production capacity or



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otherwise, the demand for our storage services and, therefore, the prices that we will be able to charge for those services, may decline.

         PERSONAL INJURY, MECHANICAL FAILURE AND DAMAGE TO THE STORAGE AND RELATED FACILITIES COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM OUR STORAGE ASSETS.

         Our storage operations are subject to all of the risks generally associated with the storage of natural gas, a highly volatile product, including personal injuries and damage to storage facilities, related equipment and surrounding properties caused by hurricanes, weather and other acts of God, fires and explosions, subsidence, as well as leakage of natural gas and spills of liquids and condensate. Our storage facilities incorporate some primary and backup equipment which, in the event of mechanical failure, might take some time to replace. Any prolonged disruption to the operations of our storage facilities, whether due to mechanical failure, labor difficulties, destruction of or damage to such facilities, severe weather conditions, interruption of transportation or utilities service or other reasons, could have a material adverse effect on our business, results of operations and financial condition. Additionally, some of our storage contracts obligate us to indemnify the customer for any damage or injury occurring during the period in which the customer's natural gas is in our possession. In order to minimize the effects of any such incident, we maintain insurance coverage which includes property and business interruption insurance. We believe that this insurance coverage is adequate; however, you cannot be sure that the proceeds of any such insurance would be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur.

         OUR STORAGE AND FRACTIONATION BUSINESSES DEPEND ON NEIGHBORING PIPELINES TO TRANSPORT NATURAL GAS.

         To obtain natural gas, our storage and fractionation businesses depend on the pipelines to which they have access. Many of these pipelines are owned by parties not affiliated with us. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on our ability (and the ability of our customers) to transport natural gas to and from our facilities and a corresponding material adverse effect on our storage and fractionation revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from our facilities affect the utilization and value of our storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on our storage revenues. Likewise, although competition for NGL product fractionation services is based primarily on fee we charge, our ability to obtain and distribute product depends on our location and accessibility to the necessary pipelines and transportation facilities.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       EL PASO ENERGY PARTNERS, L.P.

                                       By: /s/  D. Mark Leland
                                           -------------------------
                                               D. Mark Leland
                                        Senior Vice President and Controller
                                          (Principal Accounting Officer)


Date:  March 21, 2000